Exhibit 10.2

YAK COMMUNICATIONS INC.

CHANGE IN CONTROL BONUS PLAN

Effective August 1, 2006

YAK COMMUNICATIONS INC.

CHANGE IN CONTROL BONUS PLAN

This document is the Yak Communications Inc. Change in Control Bonus Plan (the “Plan”) effective August 5, 2006. Yak Communications (Canada) Inc. (the “Company”), an affiliate of Yak Communications Inc., has established the plan. The Administrator has the discretion to interpret the provisions of the Plan from time to time. All such determinations are final and binding. The plan is not meant in any way to take away any existing rights to compensation that an employee may have pursuant to his/her employment contract or under the laws of the Province of Ontario, rather this Plan is meant to represent additional above and beyond compensation when the circumstances are achieved that activate this Plan.

SECTION 1     In General

The Company has established the Plan with the intention of providing benefits to Eligible Employees of the Company and its Affiliates in order to (i) provide additional compensation to Eligible Employees whose positions are eliminated or adversely affected upon a Change in Control of the Company, and (ii) reward Eligible Employees for remaining in the employ of the Company for at least six months following a Change in Control.

This document constitutes the entire written Plan. Any oral or other written expressions of the Plan or related to the Plan or its subject matter are completely superseded by this document. Except for a formal written Plan amendment that is properly adopted by the Company, or a written modification authorized under Section 5, any oral or written statements concerning the Plan shall not modify or add to this Plan document.

Benefits are not provided under this Plan if your employment termination is not connected with a Change in Control.

SECTION 2     Definitions

Defined terms in the Plan are indicated by initial capitalization of the term. References to a “Section” mean a section of this Plan. Pronouns that refer to one gender include the other gender. “You” or “your” means you, an individual in the employ of the Company.

2.1 “Administrator” means the compensation committee of the board of directors of Yak Communications Inc. The Administrator has absolute discretion to make all decisions under the Plan, including making determinations about eligibility for and the amounts of Benefits payable under the Plan and interpreting all Plan provisions. All decisions of the Administrator are final, binding and conclusive. If a Change in Control occurs, as described in Section 2.5, the members of the Administrator committee shall be the individuals who were committee members immediately prior to the Change in Control.

2.2 “Affiliate” means the Company, Yak Communications Inc., Contour Telecom Inc., and any other entity that is affiliated with the Company and that has been approved by the Company in a writing that identifies the entity as an “Affiliate” hereunder.

2.4 “Benefit” means the benefits described in Section 3.

2.5 “Change in Control” means a merger, acquisition, purchase of assets or a similar transaction in which the Company or Yak Communications Inc. becomes controlled by person, a group of persons acting together, or an entity, other than the persons and entities that control Yak Communications Inc. prior to such a transaction, or a merger or acquisition transaction in which Yak Communications Inc. is not the survivor or survives only as a subsidiary.

2.6 “Company” means Yak Communications (Canada) Inc., an affiliate of Yak Communications Inc. that is established under the laws of Ontario, Canada.

2.7 “Eligible Employee” means an employee of the Company or an Affiliate who satisfies the eligibility requirements of Section 4 and is named or employed in a position that is identified in Exhibit A.

2.8 “Plan” means the Yak Communications Inc. Change in Control Bonus Plan.

2.9 “Successor Employer” means a person or entity that acquires all or any part of the Company through purchase of assets, purchase of stock, trade of assets or stock, spin-off, merger or acquisition in a transaction that is a Change in Control, or a person or entity that acquires control of the Company in any similar type of transaction.

SECTION 3     Plan Benefits

3.1 Benefits. Eligible Employees who satisfy the conditions for benefits in this Plan will be entitled to a payment of the amount specified on Exhibit A. The Employees on Exhibit A will be notified by the Company in writing of their participation in this Plan and must acknowledge the terms and conditions of this Plan in writing.

3.2 Schedule of Payments. The Company will pay Benefits described in Section 3.1; 50% within 10 days of the Change of Control becoming effective and the balance after an Eligible Employee has satisfied the conditions for Benefits described in Section 4. In the event that an employee ceases to be an employee without satisfying all of the conditions of Section 4 below, then the employee shall repay the Company or otherwise allow the Company to net such amounts from other Compensation due.

SECTION 4     Eligibility for Benefits

You will become entitled to Benefits under the Plan if: (i) you are an Eligible Employee, (ii) following the occurrence of a Change in Control, you satisfy any of the conditions described below in this Section and have acknowledged in a writing prepared by the Administrator the application of the terms and conditions of this Plan, and (iii) immediately after the Change in Control, you no longer hold any employee stock options because you either exercised such options in accordance with their terms or surrendered them to the issuer and accepted their full cancellation.

4.1 You are not offered employment by the Company or a Successor Employer that is substantially equivalent to the position you held with the Company immediately prior to the Change in Control.

(a) “Substantially equivalent,” as used in this Section 4, means an employment position that is the same or better than the position to which it is being compared. This determination of this as set out under employment law or case law in Ontario.

(b) A position is not substantially equivalent unless:

(1) The cash compensation offered is the same or higher than you earned immediately prior to the Change in Control; and

(2) Deferred compensation, incentive and equity compensation, and health and welfare benefits are, in the aggregate, similar to those provided immediately prior to the Change in Control; and

(3) The position does not require the Eligible Employee to relocate or to commute more than 50 kilometers each way to the place of employment.

4.2 Your employment with the Company or, as applicable, a Successor Employer is involuntarily terminated for any reason within six months following a Change in Control for any reason other than cause. For this purpose, termination for “cause” means that your employment was involuntarily terminated because: (i) you are convicted of a crime of moral turpitude that adversely affects the reasonable business interests of the Company, (ii) you committed an act of fraud, embezzlement, or material dishonesty against the Company or any of its affiliates, or (iii) you intentionally neglect the responsibilities of your employment, and such neglect remains uncorrected for more than 10 days following written notice from the Company detailing the acts of neglect. The existence of cause in termination shall be determined by the Committee in its sole discretion; any findings by a court of law on the actions that gave rise to termination of employment may be considered by the Committee but are not controlling.

4.3 You remain employed by the Company, an Affiliate or a Successor Employer for at least six months following a Change in Control.

SECTION 5     Amendment and Termination

The Administrator may terminate or amend the Plan in its sole discretion at any time prior to a Change in Control, with the consent of the Board of Directors. However, once a Change in Control occurs, no amendment or termination will be effective with respect to an Eligible Employee unless he or she consents to such amendment in writing after consultation with legal counsel. Moreover, after a Change in Control, the identity of the Administrator that is determined pursuant to Section 2.1 may not be changed by an amendment without the express written consent of a majority of individuals who are or will become Eligible Employees as a result of the Change in Control. Oral amendments and modifications of this Plan are not effective. The Administrator must comply with the following procedure before any termination or amendment to the Plan is effective:

5.1 The Plan may only be modified or terminated by a written amendment that is authorized by the Administrator, evidenced by one of the following: (1) a resolution of the Administrator; (2) execution of the amendment by the chairman of the Administrator; or (3) ratification of the amendment by either a resolution of the Administrator or written confirmation of ratification by the chairman of the Administrator.

5.2 Notice of the amendment must be provided to all Eligible Employees at least 30 days prior to the effective date of the amendment.

SECTION 6     Additional Information

These Benefits are paid out of the general assets of the Company. This Plan does not give you any rights to any particular assets of the Company. Any attempt to assign rights under the Plan is invalid and void.

IN WITNESS WHEREOF, the Company, acting through the undersigned authorized representative, has executed this amended and restated Plan on the 9th day of August, 2006, to be effective as of August 1, 2006.

YAK COMMUNICATIONS (CANADA) INC.

By:	/s/ Charles Zwebner

Its:	Charles Zwebner, CEO

/s/ Gary Clifford
Independent Director On behalf of the Independent and Compensation Committees

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